                                                                    EXHIBIT 99.1

            COMMERCIAL METALS COMPANY REPORTS THIRD QUARTER EARNINGS
         WITH SIGNIFICANT LIFO CHARGE; EXPECTS STRONGER FOURTH QUARTER;
                        DECLARES QUARTERLY CASH DIVIDEND


         Dallas -- June 17, 2003 -- Commercial Metals Company (NYSE: CMC) today reported net earnings of $3.0 million or $0.11 per diluted share on net sales of $774 million for the quarter ended May 31, 2003. This compares with net earnings of $16.4 million or $0.56 per diluted share on net sales of $652 million for the third quarter last year.

         Net earnings for the nine months ended May 31, 2003 were $8.2 million or $0.28 per diluted share on net sales of $2.1 billion. For the same period last year net earnings were $31.5 million or $1.13 per diluted share on net sales of $1.8 billion.

         The current year quarter included a pre-tax LIFO expense of $5.2 million ($0.12 per diluted share) compared to pre-tax LIFO income of $211 thousand (no effect per share) in the prior year quarter. Comparable numbers for the nine months were $8.0 million expense ($0.18) this year and $155 thousand income ($0.01) in the previous year's nine months.

         CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, "Some of our key markets - particularly those for our Manufacturing segment - remained under pressure during the quarter, but improved modestly over the second fiscal quarter of this year. While public construction and institutional building were steady, commercial construction in the United States was off about 15% from last year, which continued to impact our downstream businesses as well as our steel mills. Additionally, business spending and the industrial side of the economy remained soft. On the other hand, we began to see some of the expected net benefit from the weaker U.S. dollar."

         By segment, our Manufacturing segment again was hurt by a margin squeeze, with mill price realizations lower than we had anticipated, while the increase in input costs (scrap/supplies/utilities) outpaced any improvements in selling prices. Our Manufacturing segment operating profit was substantially lower than last year's strong third quarter, the best third quarter in our Steel Group's history. Higher shipments and sales along with cost reduction efforts helped the segment report better profits than this year's second quarter.

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




(CMC 3rd Quarter Release - page 2)

         Within Manufacturing, the CMC Steel Group minimills recorded a considerably lower profit compared with last year's strong third quarter, exacerbated by their portion of this quarter's LIFO expense ($3.9 million pre-tax) and despite higher sales, shipments and average selling price. Tons melted increased 1% to 572,000 tons while tons rolled decreased 2% to 544,000 tons. Shipments increased 4% to 634,000 tons on a year-to-year basis (although the increase was accounted for by higher billet shipments). Our average total mill selling price increased $13 per ton above last year's extraordinarily low price to $280 per ton; however, the average scrap purchase price rose faster at $22 per ton. The average selling price for finished goods increased $16 per ton to $289 per ton. Utility costs increased by over $3.5 million compared with the same period last year, with modestly higher electricity usage and modestly lower natural gas usage.

         Our steel fabrication and related businesses were slightly profitable versus a solid operating profit in last year's third quarter. Our average fabricated selling price dropped $78 per ton. Shipments from our fab plants totaled 286,000 tons, 15% more than the prior year's third quarter; fabricated rebar shipments were up significantly, however, other categories were mostly lower. Rebar fabrication, construction-related products, steel fence post plants and heat treating reported solid profits but joists and structural steel fabrication recorded losses primarily due to depressed selling prices. Additionally, last year included a pre-tax gain of $5.2 million on the sale of SMI Owen Steel, as well as their higher profits preceding the sale. On May 5, 2003 we completed the acquisition of substantially all of the operating assets of the Denver location of Symons Corp., a construction-related products business, which extended our market reach into the Rocky Mountains.

         The Copper Tube division reported a small operating loss compared with a profit in last year's third quarter as net sales decreased 13%. The LIFO expense for the quarter was $777 thousand pre-tax. Although construction held up relatively well, other market sectors were weaker and the pricing of plumbing tube and refrigeration tube was down by 9 cents/lb, whereas copper scrap prices increased 2 cents/lb. Metal spreads were correspondingly lower. Our copper tube shipments decreased 6% against the same period last year.

         The third quarter of FY 2003 was another excellent quarter for the Recycling segment following several strong quarters. The segment recorded an operating profit of $5.1 million, more than double the prior year quarter on 21% higher net sales dollars, with gross margins up 31%. This was after a pre-tax LIFO expense of $445 thousand. The profit stimulus mainly came from the steel scrap market, although prices peaked during the quarter as overseas demand slackened coupled with improved flows of obsolete scrap. Versus last year's still relatively weak numbers, the average ferrous scrap sales price increased by $24 per ton to $110 per ton and shipments jumped 17% to 452,000 tons. Nonferrous markets improved moderately: the average nonferrous scrap sales price increased 5% compared with a year ago while nonferrous shipments were down 2%. Total volume of scrap processed, including our CMC Steel Group processing plants, equaled 768,000 tons against 667,000 tons last year.

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


(CMC 3rd Quarter Release - page 3)

         Operating profit for the Marketing and Distribution segment was $5.8 million compared with $3.3 million for last year's third quarter. Net sales leaped 53%, with the predominant increase outside the U.S. After rising for several quarters, international steel prices generally weakened, mainly because of a pullback in China. Our volume, however, increased other than imports into the U.S. Our business into the U.S. reflected the sub-par economy, weaker U.S. dollar and import duties. Influenced by similar factors, nonferrous semis and industrial materials results were mixed with respect to volume, price and margins. Our service centers in Australia continued to perform well and our joint venture Europickling facility in Belgium reached a record output level for a quarter. The implementation of new information systems continued to be a challenge at several of our divisions, but will enhance significantly our systems capabilities when the conversions are finished.

         Our financial position remained strong. At the end of the third quarter our stockholders' equity was $497 million or $17.84 per share. The current ratio was 2.0. Our EBITDA to interest coverage remains strong, and our debt to cap ratio is 32.6%. During the quarter we repurchased 357,800 shares of CMC stock at an average price of $15.15 per share.

         We expect the fourth quarter to be better than the third quarter, though we do not expect to achieve as strong a fourth quarter as last year, primarily because of another anticipated LIFO charge. We anticipate FIFO net earnings of $6.0 to $9.0 million for the quarter. Despite the yet sluggish global economy, we expect a number of our markets to continue to improve in the fourth quarter and anticipate better performance in our Manufacturing segment via an improved metal spread and increases in production, shipments and prices.

         During the third quarter we implemented two steel mill product price increases on most of our products totaling $35 per ton, which partly became effective in the fiscal third quarter and should become fully effective during the fourth quarter, which will help restore margins for our steel minimills. Strong demand for steel scrap and nonferrous scrap combined with the weaker U.S. dollar will lend support to our Recycling segment, although ferrous prices will be below the third quarter. Aluminum and copper prices still appear to be range-bound. Marketing & Distribution results are expected to remain good, but not as favorable because of reduced demand in China and elsewhere.

         The Board of Directors of Commercial Metals Company declared a quarterly cash dividend of eight cents per share on common stock to shareholders of record July 3, 2003. The dividend will be paid July 18, 2003. This is the 155th consecutive quarterly dividend paid by Commercial Metals Company.

         CMC invites you to listen to a live broadcast of its third quarter 2003 conference call on Tuesday, June 17, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman, President and CEO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived on CMC's website until July 1, 2003. The replay will be accessible on the home page within two hours of the webcast.

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


(CMC 3rd Quarter Release - page 4)

         Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of over 130 locations including 4 steel minimills, 29 steel fabrication plants, a castellated and cellular beam fabricating plant, 5 steel joist plants, 4 steel fence post manufacturing plants, 2 heat treating plants, a railcar rebuilding facility, 29 construction-related product warehouses, an industrial products supply company, a railroad salvage company, a copper tube mill, 44 metal recycling facilities and 16 marketing and distribution offices in the United States and in strategic overseas markets.

         Paragraphs twelve and thirteen of this news release contain forward-looking statements regarding the outlook for the Company's financial results including net earnings, product pricing and demand, production rates, LIFO expense, currency rates, steel imports and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management "expect," "anticipate," "believe," "will," "should," "likely," "appear," "projected," or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management's current opinion. Developments that could impact the Company's expectations include interest rate changes, construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, global factors including credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity.

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

(CMC 3rd Quarter Release - page 5)
COMMERCIAL METALS COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
(in thousands except share data)

                                                             THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                       -------------------------------   -------------------------------
                                                           5/31/03         5/31/02          5/31/03           5/31/02
                                                       --------------   --------------   --------------   --------------
REVENUES:
Net sales ..........................................   $      774,148   $      651,600   $    2,071,135   $    1,798,085

COSTS AND EXPENSES:
Cost of goods sold .................................          699,732          559,484        1,867,747        1,553,002
Selling, general and administrative expenses .......           61,442           58,133          168,485          169,838
Employees' retirement plans ........................            3,123            4,509            9,008           11,441
Interest expense ...................................            4,878            4,575           12,766           14,605
                                                       --------------   --------------   --------------   --------------
                                                              769,175          626,701        2,058,006        1,748,886
                                                       --------------   --------------   --------------   --------------

EARNINGS BEFORE INCOME TAXES .......................            4,973           24,899           13,129           49,199

INCOME TAXES .......................................            1,951            8,466            4,969           17,712
                                                       --------------   --------------   --------------   --------------

NET EARNINGS .......................................   $        3,022   $       16,433   $        8,160   $       31,487
                                                       --------------   --------------   --------------   --------------

Basic earnings per share ...........................   $         0.11   $         0.59   $         0.29   $         1.17
Diluted earnings per share .........................   $         0.11   $         0.56   $         0.28   $         1.13
Cash dividends per share ...........................   $         0.08   $        0.065   $         0.24   $        0.195
Average basic shares outstanding ...................       28,047,456       27,983,434       28,284,752       27,007,668
Average diluted shares outstanding .................       28,147,577       29,131,438       28,645,492       27,904,366



BUSINESS SEGMENTS
(IN THOUSANDS)                                                THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                       --------------------------------    --------------------------------
                                                           5/31/03          5/31/02           5/31/03           5/31/02
                                                       --------------    --------------    --------------    --------------
NET SALES:
    Manufacturing ..................................   $      354,394    $      356,872    $      958,223    $    1,018,908
    Recycling ......................................          123,749           102,243           320,573           267,792
    Marketing and Distribution .....................          311,071           202,667           832,240           540,241
    Corporate and Eliminations .....................          (15,066)          (10,182)          (39,901)          (28,856)
                                                       --------------    --------------    --------------    --------------
Total Net Sales ....................................   $      774,148    $      651,600    $    2,071,135    $    1,798,085
                                                       ==============    ==============    ==============    ==============

OPERATING PROFIT (LOSS):
    Manufacturing ..................................   $        2,314    $       26,139    $        7,206    $       62,189
    Recycling ......................................            5,067             2,169            10,521             1,145
    Marketing and Distribution .....................            5,840             3,254            15,953             7,740
    Corporate and Eliminations .....................           (3,171)           (2,019)           (7,275)           (6,571)
                                                       --------------    --------------    --------------    --------------
Total Operating Profit .............................   $       10,050    $       29,543    $       26,405    $       64,503
                                                       ==============    ==============    ==============    ==============



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


(CMC 3rd Quarter Release - page 6)
COMMERCIAL METALS COMPANY
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

                                                    MAY 31,         August 31,
                                                     2003             2002
                                                 --------------   --------------
ASSETS:
Current Assets:
    Cash .....................................   $       31,026   $       33,245
    Temporary investments ....................           24,998           91,068
    Accounts receivable ......................          236,653          207,844
    Notes receivable from affiliate ..........          133,066          143,041
    Inventories ..............................          295,098          268,040
    Other ....................................           55,536           50,914
                                                 --------------   --------------
Total Current Assets .........................          776,377          794,152

Net Property, Plant and Equipment ............          372,013          378,155

Other Assets .................................           61,412           57,769
                                                 --------------   --------------
                                                 $    1,209,802   $    1,230,076
                                                 ==============   ==============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
    Short-term borrowings ....................   $           --   $           --
    Accounts payable .........................          270,844          275,209
    Accrued expenses and other payables ......          114,458          133,631
    Income taxes payable .....................            5,262            5,676
    Current maturities of long-term debt .....              567              631
                                                 --------------   --------------
Total Current Liabilities ....................          391,131          415,147

Deferred Income Taxes ........................           34,995           32,813
Other Long-Term Liabilities ..................           28,944           24,841
Long-Term Debt ...............................          257,633          255,969

Stockholders' Equity .........................          497,099          501,306
                                                 --------------   --------------
                                                 $    1,209,802   $    1,230,076
                                                 ==============   ==============


                                                                     THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                   -----------------------   -----------------------
(Short Tons in Thousands)                                            5/31/03     5/31/02      5/31/03      5/31/02
                                                                   ----------   ----------   ----------   ----------
Steel Mill Rebar Shipments .....................................          283          268          731          707
Steel Mill Structural and Other Shipments ......................          351          344          945          882
                                                                   ----------   ----------   ----------   ----------
   TOTAL MILL TONS SHIPPED .....................................          634          612        1,676        1,589

Average FOB Mill Selling Price (Total Sales) ...................   $      280   $      267   $      274   $      270
Average FOB Mill Selling Price (Finished Goods Only) ...........   $      289   $      273   $      283   $      275
Average Ferrous Scrap Purchase Price ...........................   $      106   $       84   $       96   $       76

Fab Plant Rebar Shipments ......................................          188          137          468          414
Fab Plant Structural, Joist, and Post Shipments ................           98          111          266          324
                                                                   ----------   ----------   ----------   ----------
   TOTAL FABRICATION TONS SHIPPED ..............................          286          248          734          738

Average Fab Selling Price (Excluding Stock & Buyout Sales) .....   $      520   $      598   $      536   $      619

SCRAP METAL TONS PROCESSED AND SHIPPED .........................          767          667        2,079       1, 834


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


(CMC 3rd Quarter Release - page 7)
COMMERCIAL METALS COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

                                                                                              NINE MONTHS ENDED
                                                                                       --------------------------------
                                                                                           5/31/03          5/31/02
                                                                                       --------------    --------------
CASH FLOWS FROM (USED BY) OPERATING ACTIVITIES:
Net earnings .......................................................................   $        8,160    $       31,487
      Adjustments to earnings not requiring cash:
      Depreciation and amortization ................................................           45,856            46,507
      Provision for losses on receivables ..........................................            3,375             2,991
      Deferred income taxes ........................................................            2,182            (3,069)
      Tax benefit from exercise of employee stock options ..........................              112             4,316
      Gain on sale of SMI-Owen .....................................................               --            (5,234)
      Other ........................................................................              789                54
                                                                                       --------------    --------------
Cash flows from operations before changes in
      operating assets and liabilities .............................................           60,474            77,052

CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF EFFECT OF COIL STEELS GROUP
AND SYMONS ACQUISITIONS AND SALE OF SMI OWEN:
      Decrease (increase) in accounts receivable ...................................          (58,666)          (27,412)
      Funding from accounts receivable sold, net change ............................           44,973           (18,661)
      Decrease (increase) in inventories ...........................................          (26,760)          (36,528)
      Decrease (increase) in other assets ..........................................           (9,632)            4,496
      Increase (decrease) in accounts payable, accrued
           expenses, and income taxes ..............................................          (24,031)           36,480
      Increase in other liabilities ................................................            4,103             9,559
                                                                                       --------------    --------------
Net cash from (used by) operating activities .......................................           (9,539)           44,986

CASH FLOWS FROM (USED BY) INVESTING ACTIVITIES:
      Purchases of property, plant and equipment ...................................          (35,936)          (28,153)
      Acquisition of Symons ........................................................           (5,628)               --
      Acquisition of Coil Steels Group, net of cash acquired .......................               --            (6,834)
      Sale of assets of SMI-Owen ...................................................               --            19,705
      Sales of property, plant and equipment .......................................              136               401
      Short-term investments .......................................................           66,070           (38,977)
                                                                                       --------------    --------------
Net cash from (used by) investing activities .......................................           24,642           (53,858)

CASH FLOWS FROM (USED BY) FINANCING ACTIVITIES:
      Short-term borrowings -- net change ..........................................               --            (9,981)
      Payments on long-term debt ...................................................             (498)           (9,036)
      Stock issued under incentive and purchase plans ..............................            4,588            29,133
      Treasury stock acquired ......................................................          (14,610)               --
      Dividends paid ...............................................................           (6,802)           (5,244)
                                                                                       --------------    --------------
Net cash from (used by) financing activities .......................................          (17,322)            4,872
                                                                                       --------------    --------------

Decrease in Cash ...................................................................           (2,219)           (4,000)
Cash at Beginning of Year ..........................................................           33,245            32,921
                                                                                       --------------    --------------
Cash at End of Period ..............................................................   $       31,026    $       28,921
                                                                                       ==============    ==============


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
(CMC 3rd Quarter Release - page 8)

NON-GAAP FINANCIAL MEASURES

This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measure are provided below.

EBITDA:
Earnings before interest expense, A/R securitization fees, income taxes, depreciation, and amortization.

EBITDA is a non-GAAP financial measure of cash flow generation. It excludes Commercial Metals Company's largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the company's ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the company's note agreements.

For the quarter ended May 31, 2003:
Net earnings                                 $      3,022
Interest expense                                    4,878
A/R securitization fees                               199
Income taxes                                        1,951
Depreciation and amortization                      15,585
                                             ------------
EBITDA                                       $     25,635


EBITDA TO INTEREST COVERAGE (INTEREST PLUS SECURITIZATION FEES) FOR THE QUARTER ENDED MAY 31, 2003:
$25,635 / 5,077 = 5.0

OPERATING PROFIT:
OPERATING PROFIT is earnings before income taxes and external financing costs including interest expense and A/R securitization fees.

OPERATING PROFIT provides a core operational earnings measurement that compares segments without the need to adjust for federal, but more specifically state and local taxes which have considerable variation between domestic jurisdictions. Tax regulations in international operations add additional complexity. Operating profit is also exclusive of interest cost which then presents the results without consideration of financing alternatives of capital employed.

Segment                            Manufacturing       Recycling     Marketing and    Corporate and         Total
                                                                     Distribution     Eliminations
                                   --------------   --------------   --------------   --------------    --------------
Quarter ended May 31, 2003
Net earnings                       $        1,378   $        3,222   $        3,498   $       (5,076)   $        3,022
Income taxes                                  837            1,813              947           (1,646)            1,951
Interest expense                               38                4            1,332            3,504             4,878
A/R securitization fees                        61               28               63               47               199
                                   --------------   --------------   --------------   --------------    --------------
Operating profit                   $        2,314   $        5,067   $        5,840   $       (3,171)   $       10,050

Quarter ended May 31, 2002
Net earnings                       $       16,219   $        1,379   $        1,663   $       (2,828)   $       16,433
Income taxes                                9,773              757              909           (2,973)            8,466
Interest expense                               70                1              623            3,881             4,575
A/R securitization fees                        77               32               59              (99)               69
                                   --------------   --------------   --------------   --------------    --------------
Operating profit                   $       26,139   $        2,169   $        3,254   $       (2,019)   $       29,543


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

(CMC 3rd Quarter Release - page 9)

OPERATING PROFIT (CONTINUED)

Nine months ended May 31, 2003
Net earnings                         $      4,383   $      6,689   $     10,629   $    (13,541)   $      8,160
Income taxes                                2,575          3,762          2,991         (4,359)          4,969
Interest expense                              104              4          2,193         10,465          12,766
A/R securitization fees                       144             66            140            160             510
                                     ------------   ------------   ------------   ------------    ------------
Operating profit                     $      7,206   $     10,521   $     15,953   $     (7,275)   $     26,405

Nine months ended May 31, 2002
Net earnings                         $     38,418   $        646   $      3,856   $    (11,433)   $     31,487
Income taxes                               23,196            355          2,102         (7,941)         17,712
Interest expense                              231              3          1,519         12,852          14,605
A/R securitization fees                       344            141            263            (49)            699
                                     ------------   ------------   ------------   ------------    ------------
Operating profit                     $     62,189   $      1,145   $      7,740   $     (6,571)   $     64,503




OTHER FINANCIAL INFORMATION

CURRENT RATIO AS OF MAY 31, 2003:
Current assets divided by current liabilities
$776,377 / 391,131 = 1.98

DEBT TO CAP RATIO AS OF MAY 31, 2003: Debt divided by capitalization Debt is long-term debt.
Cap (capitalization) is the sum of long-term debt, stockholders' equity, and deferred taxes.

Debt                       $    257,633
Stockholders' equity            497,099
Deferred taxes                   34,995
                           ------------
Capitalizaton              $    789,727

$257,633 / 789,727 = 32.6%

Contact:       Bill Larson
               Vice President & CFO
               214.689.4300

                                      (END)